American Skiing Company Refinances Over $320 Million in Senior Debt,
                     Subordinated Notes and Preferred Stock

   Strength of recent results enables ASC to refinance debt early on favorable terms and exchange and extend maturity of its preferred stock

PARK CITY, UTAH - November 29, 2004 - American Skiing Company announced today that it has refinanced its existing resort senior credit facility and its 12% Senior Subordinated Notes (both due in 2006) with a new $230 million senior secured credit facility co-led by Credit Suisse First Boston (CSFB) and GE Commercial Finance, Commercial & Industrial Finance (CIF), with a major participation in the new facility from Black Diamond Capital Management (Black Diamond). The new facility consists of a $125 million first lien loan, including a $40 million revolving credit line, due November 2010, and a $105 million second lien term loan due November 2011. In conjunction with the refinancing, the Company has also exchanged its 10.5% Repriced Convertible Exchangeable Preferred Stock for junior subordinated debt due in 2012, and extended the maturity of its existing $18 million in junior subordinated notes to 2012.

In aggregate, the comprehensive refinancing addresses over $320 million in debt and preferred equity securities and is the completion of refinancing efforts announced in September 2004. Significant financial and operational improvements enabled ASC to successfully complete the refinancing at favorable prevailing market rates while also extending maturities associated with the refinanced securities four to eight years. For CIF and Black Diamond, participation in the new senior secured credit facility will replace their respective holdings in the existing resort senior credit facility.

"The successful refinancing is a major milestone for ASC and is indicative of the substantial progress we have made in improving the overall financial stability of the Company," said President and CEO B.J. Fair. "This refinancing addresses all portions of our resort debt structure, and is the result of hard work and financial discipline at all of our resorts. I'm especially pleased by the affirmation of CIF and Black Diamond in continuing their relationship with ASC, as well as our ability to attract CSFB to the new facility."

Specific terms of the new facility allow for increased levels of reinvestment in the Company's resorts, based upon the achievement of performance benchmarks.
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"The new facility coupled with the exchange of the Series A Preferred Stock eases liquidity constraints and provides management with the tools necessary for continued investment and sustainable growth," continued Fair. "Having successfully executed this key financial event, we are solely dedicated to continued operational improvements and ensuring the highest quality guest experience possible at our exceptional resorts."


About Credit Suisse First Boston

Credit Suisse First Boston (CSFB) is a leading global investment bank serving institutional, corporate, government and individual clients. CSFB's businesses include securities underwriting, sales and trading, investment banking, private equity, financial advisory services, investment research, venture capital, correspondent brokerage services and asset management. CSFB operates in 69 locations in 33 countries across five continents. The Firm is a business unit of the Zurich-based Credit Suisse Group, a leading global financial services company.


About GE Commercial Finance, Commercial & Industrial Finance

Commercial & Industrial Finance, a unit of GE Commercial Finance, is the premier global provider of structured financing solutions to the commercial and industrial marketplace. They provide innovative financing solutions for a broad array of customer needs including recapitalization, equipment leasing, and growth capital. With over $10 billion in served assets, Commercial & Industrial Finance has the expertise and funding capability to deliver exceptional financing solutions.

GE Commercial Finance, which offers businesses around the globe an array of financial products and services, has assets of more than US$220 billion and is headquartered in Stamford, Connecticut, USA. General Electric (NYSE: GE) is a diversified technology, media and financial services company dedicated to creating products that make life better.


About Black Diamond Capital Management

Black Diamond is a privately held alternative asset management firm founded in 1995, with approximately $5 billion under management. Black Diamond has offices in Lake Forest, IL; Greenwich, CT and St. John, U.S.V.I.


About American Skiing Company

Headquartered in Park City, Utah, American Skiing Company (OTC: AESK) is one of the largest operators of alpine ski, snowboard and golf resorts in the United States. Its resorts include Killington and Mount Snow in Vermont; Sunday River and Sugarloaf/USA in Maine; Attitash in New Hampshire; Steamboat in Colorado; and The Canyons in Utah. More information is available on American Skiing Company's Web site, www.peaks.com.
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This press release contains both historical and forward-looking statements. All statements other than statements of historical facts are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements are not based on historical facts, but rather reflect American Skiing Company's current expectations concerning future results and events. Similarly, statements that describe American Skiing Company's objectives, plans or goals are or may be forward-looking statements. American Skiing Company has tried wherever possible to identify such statements by using words such as "anticipate," "assume," "believe," "expect," "intend," "plan," and words and terms similar in substance in connection with any discussion of operating or financial performance. Such forward-looking statements involve a number of risks and uncertainties. In addition to factors discussed above, other factors that could cause actual results, performances or achievements to differ materially from those projected include, but are not limited to, the following: changes in regional and national business and economic conditions affecting both our resort operating and real estate segments; competition and pricing pressures; negative impact on demand for our products resulting from terrorism and availability of air travel (including the effect of airline bankruptcies); failure to maintain improvements to resort operating performance at the covenant levels required by our resort senior secured credit facility; the possibility of domestic terrorist activities and their respective effects on the ski, golf, resort, leisure and travel industries; failure of on-mountain improvements and other capital expenditures to generate incremental revenue; adverse weather conditions regionally and nationally; seasonal business activity; changes to federal, state and local regulations affecting both our resort operating and real estate segments; failure to renew land leases and forest service permits; disruptions in water supply that would impact snowmaking operations; long and short-term changes in weather patterns resulting from global warming; the loss of any of our executive officers or key operating personnel; and other factors listed from time to time in our documents we have filed with the Securities and Exchange Commission. American Skiing Company cautions the reader that this list is not exhaustive. American Skiing Company operates in a changing business environment and new risks arise from time to time. The forward-looking statements included in this press release are made only as of the date of this press release and under Section 27A of the Securities Act and Section 21E of the Exchange Act, American Skiing Company does not have or undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.